Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Partners of
TEPPCO Partners, L.P.:
We consent to the use of our report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 11, which is as of June 1, 2006, with respect to the consolidated balance sheet of TEPPCO Partners, L.P. as of December 31, 2005, and the related consolidated statements of income and comprehensive income, partners’ capital, and cash flows for each of the years in the two-year period ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Houston, Texas
September 14, 2007